As filed with the Securities and Exchange Commission on February 13, 2003

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

M.D.C. HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0622967
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237
(303) 773-1100
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

M.D.C. Holdings, Inc. 2001 Equity Incentive Plan
M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors
(Full title of the plan(s))

Joseph H. Fretz, Esq.
Secretary and Corporate Counsel
3600 S. Yosemite Street, Suite 900
Denver, Colorado 80237
(303) 773-1100
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Stephen E. Brilz, Esq.
Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
(303) 861-7000

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
TITLE OF	MAXIMUM	MAXIMUM	MAXIMUM
SECURITIES	AMOUNT	OFFERING	AGGREGATE	AMOUNT OF
TO BE	TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED(1)	SHARE(2)	PRICE	FEE

Common Stock $0.001 par value	910,250 Shares	$38.475	$35,021,869	$3,223

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The above calculation is based on the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange on February 11, 2003.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     M.D.C. Holdings, Inc. (the “Company”) hereby incorporates by reference in this Registration Statement the following documents:

     (a)  The Company’s Annual Report on Form 10-K for the year ended December 31, 2002; and

     (b)  The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3 filed with the Commission on July 29, 2002 (File No. 333-97225), as amended by Forms S-3/A filed with the Commission on August 6, 2002, September 3, 2002, September 23, 2002 and October 1, 2002.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents unless all or a portion of such documents are deemed not to be filed.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     The opinion as to the legality of the securities being registered of Joseph H. Fretz, Esq. who is employed full time by the Registrant as Secretary and Corporate Counsel, is filed as an exhibit to this Registration Statement. Mr. Fretz holds options which vest over four years from November 18, 2002, the date of grant, to purchase 2,500 shares of the Company’s common stock at an exercise price of $33.65.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws and Certificate of Incorporation of the Company provide for indemnification of the officers and directors of the Company to the fullest extent permitted by applicable law.

     Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     Additionally, the Company’s Certificate of Incorporation eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (iv) for any transaction from which the director derived an improper personal benefit.

     The above discussion of the Company’s Certificate of Incorporation, Bylaws and the Delaware General Corporation Law is only a summary and is qualified in its entirety by the full texts of the foregoing.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company.(1)

4.2	Amendment to the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on July 1, 1987. (1)

4.3	Bylaws of the Company.(1)

4.4	Amendment to the Bylaws of the Company effective as of March 20, 1987.(1)

4.5	Common Stock Certificate.(2)

5.1	Opinion of Joseph H. Fretz, Esq.*

10.1	M.D.C. Holdings, Inc. 2001 Equity Incentive Plan Effective March 26, 2001.(3)

10.2	M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors Effective March 26, 2001.(3)

23.1	Consent of Ernst & Young LLP Independent Auditors.*

23.2	Consent of Joseph H. Fretz, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney.*

*	Filed herewith.

(1)	Incorporated herein by reference from the Company’s Quarterly Report on Form 10-Q dated June 30, 1987.

(2)	Incorporated herein by reference from the Registration Statement on Form S-3 of the Company (File Number 33-426).

(3)	Incorporated herein by reference from the Company’s Proxy Statement dated March 31, 2001 relating to the 2001 Annual Meeting of Stockholders.

ITEM 9. UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on this 13th day of February, 2003.

M.D.C. HOLDINGS, INC.

By:	/s/ Paris G. Reece III

Paris G. Reece III Authorized Officer

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following person in the capacity indicated, on this 13th day of February, 2003.

/s/ Gilbert Goldstein

Gilbert Goldstein Director of M.D.C. Holdings, Inc.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated, on this 13th day of February, 2003.

Principal Executive Officer:

*

Larry A. Mizel, Chairman of the Board of Directors and Chief Executive Officer

Chief Operating Officer:

*

David D. Mandarich, Director, President and Chief Operating Officer

Principal Financial and Accounting Officer:

/s/ Paris G. Reece III

Paris G. Reece III, Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Other Directors:

*

David Blackford

*

Steven J. Borick

*

William B. Kemper

*

Herbert T. Buchwald

* By:	/s/ Michael Touff

Michael Touff, Attorney in fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of the Company.(1)

4.2	Amendment to the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on July 1, 1987.(1)

4.3	Bylaws of the Company.(1)

4.4	Amendment to the Bylaws of the Company effective as of March 20, 1987.(1)

4.5	Common Stock Certificate.(2)

5.1	Opinion of Joseph H. Fretz, Esq.*

10.1	M.D.C. Holdings, Inc. 2001 Equity Incentive Plan Effective March 26, 2001.(3)

10.2	M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors Effective March 26, 2001.(3)

23.1	Consent of Ernst & Young LLP Independent Auditors.*

23.2	Consent of Joseph H. Fretz, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney.*

*	Filed herewith.

(1)	Incorporated herein by reference from the Company’s Quarterly Report on Form 10-Q dated June 30, 1987.

(2)	Incorporated herein by reference from the Registration Statement on Form S-3 of the Company (File Number 33-426).

(3)	Incorporated herein by reference from the Company’s Proxy Statement dated March 31, 2001 relating to the 2001 Annual Meeting of Stockholders.